SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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New Frontier Energy, Inc.
(Name of Registrant As Specified In Charter)

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New Frontier Energy, Inc.
1801 Broadway, Suite 920
Denver, CO 80202

Notice of Special Meeting of Shareholders
To Be Held May 13, 2011

To the Shareholders of New Frontier Energy, Inc:

Notice Hereby Is Given that a Special Meeting of Shareholders (the “Meeting”) of New Frontier Energy, Inc. a Colorado corporation (the “Company”), will be held at 10:00 a.m., Mountain Daylight time on May 13, 2011 at 1801 Broadway, Suite 920, Denver, CO 80202, and at any and all adjournments thereof, for the purpose of considering and acting upon the following proposal:

Proposal No. 1. Amend our articles of incorporation to adopt a provision of the Colorado Business Corporation Act permitting action by the shareholders of the Corporation without a meeting by either unanimous written consent or by the written consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

We Are Not Asking You for a Proxy;
You Are Requested Not to Send Us a Proxy

The foregoing proposal more fully described in the information statement accompanying this notice.  The proposal is the only business that may properly come before the Meeting or any postponement or adjournment of the Meeting.

The Meeting is called as provided for by Colorado law and the Company’s Bylaws.

Only holders of our common stock of record at the close of business on April 4, 2011 (Record Date) will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. Stockholders representing a majority of our issued and outstanding shares of common stock have consented in writing to the actions to be taken. Accordingly, your approval is not required and is not being sought. Moreover you will not have dissenters’ rights.

You are cordially invited to attend the Meeting in person

By Order of the Board of Directors

/s Samyak Veera
Samyak Veera
Chairman and CEO
April 3, 2011

New Frontier Energy Inc.
1801 Broadway Suite 920.
Denver, CO 80202

INFORMATION STATEMENT

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C

We are not asking you for a Proxy and you are requested not to send us a Proxy

INTRODUCTION

This notice and information statement (the “Information Statement”) was mailed or made available on or about April 11, 2011 to our stockholders of record as of April 4, 2011 pursuant to Section 14C of the Exchange Act of 1934, as amended, to inform our stockholders that a Special Meeting of our Stockholders will be held at 10:00 a.m. Mountain Daylight Time on May 13, 2011 at 1801 Broadway, Suite 920, Denver, CO 80202.  Our Board of Directors unanimously approved submission of the above item to the Shareholders.

The purpose of the meeting is as follows:

Proposal No. 1: Amend our articles of incorporation to adopt a provision of the Colorado Business Corporation Act permitting action by the shareholders of the Corporation without a meeting by either unanimous written consent or by the written consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

Advice to Beneficial Owners of Certain Shares

Shareholders who do not hold their shares in their own name should note that only shareholders whose names are registered as shareholders on the records of the Company can be recognized and vote at the meeting.  If a shareholder’s shares are registered under the name of a broker, financial institution or other agent, (a beneficial owner) then these shares can only be voted by the holding broker, financial institution or other agent. Such broker, financial institution or other agent are provided with sufficient copies of this Information Statement and the Annual Report to forward such materials to the beneficial owner. In the event a beneficial owner wishes to attend and vote their shares at the Meeting, the beneficial owner must obtain a proxy from the broker, financial institution or other agent.

Shares Outstanding and Voting Rights

All voting rights are vested exclusively in the holders of our common stock with each common share entitled to one vote.  Only shareholders of record at the close of business on April 4, 2011 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 4, 2011, the Company had 68,624,558 Shares of its common stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting.  No fractional shares are presently outstanding.  A majority of the Company’s outstanding voting stock represented in person or by proxy shall constitute a quorum at the Meeting.  Provided that a quorum is present at the Meeting, the affirmative vote of a majority of the votes cast is necessary to approve each proposal.   As of April 4, 2011, the directors and executive officers of New Frontier Energy Inc.,  owned or control the voting regarding 37,845,380 shares (55% of shares outstanding) and have executed written consents approving Proposal No. 1.

BACKGROUND

As of April 4, 2011, the Company had 68,624,558 shares of Common stock outstanding.  At the present time, no provision in our Articles of Incorporation has been adopted to comply with the provisions of Colorado Revised Statutes 7 – 107 – 104, “Action Without a Meeting”. This statute provides that if our articles of incorporation adopt this statutory provision, if shareholders holding a majority of all of the issued and outstanding voting shares consent in writing to an action requiring shareholder approval, that shareholder approval may be adopted without a formal meeting on the condition that the shareholders of the Corporation not consenting to the action are given written notice of the action so taken. This information statement shall act as that notice.  Since the Company is a fully reporting company pursuant to the Securities and Exchange Act of 1934, and while Colorado State law provides that the action will be effective once consents representing a majority in writing have been received, pursuant to federal securities law, the action cannot formally be effective until the 20th day following the delivery of this Information Statement. This action is being submitted for shareholder approval by the Board of Directors as being in the best interest of the Company. Since at the present time, members of the Board of Directors control in excess of 55% of all voting power, it is believed that having the authority to confirm shareholder approval of certain transactions without the burdensome expense and time necessary to seek shareholder approval and solicit proxies will help streamline near-term business activity.  At the present time, no transactions are pending which would benefit from the approval of this amendment.

Proposal No. 1: Amend our articles of incorporation to adopt a provision of the Colorado Business Corporation Act permitting action by the shareholders of the Corporation without a meeting by either unanimous written consent or by the written consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

This Amendment to our Articles of Incorporation could have the effect of disenfranchising our minority shareholders so long as our officers and/or directors own a majority of the outstanding voting shares. However, since we will be required to continuously provide all of our shareholders with a notice of the action taken by way of an Information Statement filed with the United States Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, our shareholder base will always have access to all relevant information.

The affirmative vote of majority of the common shares present at the Meeting in person or by proxy is required to adopt Proposal No. 1.

Dissenters’ Right of Appraisal

The Colorado Revised Statutes do not provide for dissenters’ rights or appraisal in connection with the proposed action.

Market for Common Equity and Related Stockholder Matters

In the period from June 4, 2004 until February 20, 2010, shares of our Common Stock were traded on the Over-the-Counter Bulletin Board under the symbol “NFEI” As of February 21, 2010, our common stock became subject to quotation on the pink sheets under the symbol “NFEI.PK”.

The market for our Common Stock is limited, volatile and sporadic. The following table sets forth the high and low sales prices relating to our Common Stock for the last two fiscal years on a quarterly basis, as quoted by NASDAQ and yahoo finance. These quotations reflect inter-dealer prices without retail mark-up, markdown or commissions and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
February 28, 2011	$0.25	$0.06
November 30. 2010	$0.21	$0.15
August 31, 2010	$0.20	$0.09
May 31, 2010	$0.15	$0.09
February 29, 2010	$0.30	$0.13
November 30, 2009	$0.30	$0.16
August 31, 2009	$0.45	$0.31
May 31, 2009	$0.45	$0.13

Holders

On March 23, 2011, the closing price of our Common Stock was $0.17.  As of October 19, 2010, we had approximately 1,165 shareholders of record, which does not include shareholders whose shares are held in street or nominee names. We believe that as of October 19, 2010, there are approximately 500  beneficial owners whose shares are held in street or nominee names.

Dividend Policy

We have not declared or paid cash dividends on our Common Stock in the preceding two fiscal years.  We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future.  Future cash dividends, if any, will be determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the security ownership of beneficial owners holding five percent or greater of the voting common shares of common stock outstanding as of April 4, 2011 and of Management.

Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated.

Beneficial Owner	Amount of Beneficial Ownership	Percent of Beneficial Ownership
Samyak Veera (1)	1,750,000	2%
Tristan R. Farel (2)	500,000	< 1%
R. Michel Escher (3)	37,845,380	5%

Officers & Directors as a Group	40,095,380	58%

5% or greater shareholders

Iris Energy Holdings Ltd. (3)	37,845,380	55%
Vision Capital Advisors, LLC (4)	8,275,158	12%
Brian E. Peierls (5)	4,000,248	6%

(1)
Represents (i) 1,250,000 shares of the Company’s Common Stock at a price of $0.20 per share granted to Mr. Veera on August 17, 2009 that expires on August 17, 2011,and options to acquire 500,000 of common stock at a price of $0.30 per share granted to Mr. Veera on January 12, 2010 that expire on January 11, 2015.

(2)	Represents 500,000 stock options granted to Mr. Farel on June 1, 2010 that vest on December 1, 2011.
(3)
Represents 37,845,380 shares of Common Stock owned in the name of Iris Energy Holdings Ltd.  Mr. Escher is Iris Energy Holdings Ltd. sole director and as such, exercises voting and dispositive power over its shares.

(4)
Vision Opportunity Master Fund, Ltd. (the “Fund”) is the direct owner of 6,387,267 shares of common stock and Vision Capital Advantage Fund, L.P. (“VCAF”) is the owner of 1,887,891 shares of common stock. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to the Fund.  Adam Benowitz is the Managing Member of the Investment Manager. The Investment Manager also serves as investment manager to Vision Capital Advantage Fund, L.P. (“VCAF”). VCAF GP, LLC (the “General Partner”) serves as general partner of VCAF. Mr. Benowitz and the Investment Manager (and VCAF GP, with respect to the shares owned by VCAF) may be deemed to share with the Fund and VCAF voting and dispositive power with respect to such shares.  Each of the parties in this footnote disclaims beneficial ownership with respect to any shares other than those beneficially owned directly by such other party. Based upon the information included in a Schedule 13D/A filed with the Commission on June 23, 2010.

(5)
Consists of 581,393 shares of common stock, $.001 par value per share, and 89,862 shares of common stock that may be acquired upon conversion of Series B Convertible Preferred Stock owned by Brian E. Peierls and 2,850,824 shares of common stock, $.001 par value per share, owned by The Peierls Foundation, Inc., and 478,169 shares of common stock, $.001 par value per share, that may be acquired upon conversion of Series B Convertible Preferred Stock owned by The Peierls Foundation, Inc. E. Jeffrey Peierls is the President and a Director of The Peierls Foundation, Inc. and Brian E. Peierls, the Vice President and a Director of the Peierls Foundation, Inc.  Based upon the information included in a Schedule 13D/A filed with the Commission on February 11, 2010.

DESCRIPTION OF CAPITAL STOCK

As of the date of this Information Statement, our authorized capital stock consists of 500 million shares of Common stock, $0.001 par value per share, and 25 million shares of Preferred Stock, $0.001 par value per share

The following is a summary of the material provisions of our capital stock.

COMMON STOCK

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of Common stock can elect all of the members of the Board of Directors standing for election. The holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to our Common stock. All outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock will have no preemptive or other subscription rights to purchase our common stock.

PREFERRED STOCK

Our Board of Directors have the authority to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking funds and other rights, preferences, privileges and restrictions applicable to each series and the number of shares constituting any series or the designation of the series, which may be senior to those of the common stock, without further vote or action by the stockholders. We have no outstanding preferred stock and have no present plans to issue any shares of preferred stock. At the present time, only one series of preferred has been declared by the Board of Directors and remains outstanding, the Series B Preferred.

The following summary of the Series B Preferred Stock is qualified in its entirety by the detailed information appearing in the Series B Preferred Stock Certificate of Designation filed with the Commission as Exhibit 3.1 to Form 8-K on September 23, 2005.

The stated value and issue price of the Series B Preferred stock is $100.00 per share.  Holders of the Series B Preferred Stock are entitled to receive cumulative dividends at the rate of 12% per annum, payable quarterly on January 31, April 30, July 31 and October 31. The dividends are cumulative and payable in cash. As of April 4, 2011, each 39 shares of Series B Preferred Stock is convertible into 100 shares of Common Stock of the Company at the rate of $0.39 per share.

The Series B Preferred Stock has customary weighted-average anti-dilution rights with respect to any subsequent issuance of Common Stock or Common Stock equivalents at a price less than $0.65 per share, and otherwise in connection with forward or reverse stock splits, stock dividends, recapitalizations, and the like. The anti-dilution provisions shall not apply to certain employee stock options and shares issued in connection with certain mergers and acquisitions.

Except as otherwise provided in the Series B Preferred Stock Certificate of Designation and as otherwise required by law the Series B Preferred Stock shall have no voting rights.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the stated value ($100.00) of the Series B Preferred Stock per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing.  If the assets of the Company are insufficient to pay such amounts in full, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be distributed among the holders of the Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

In the event the closing bid price of the Company’s Common Stock has closed for 20 consecutive trading days at a price not less than $1.30 (subject to adjustment), the Company may deliver notice to holders of the Series B Preferred Stock of the Company’s irrevocable election to redeem all or part of the Series B Preferred Stock.  The Company must provide 30 days’ written notice to the holders of the Series B Preferred Stock.  The Company may not call the Series B Preferred Stock unless at least two years have passed from the Original Issue Date.

As of April 4, 2011, there were 17,860 shares of the Series B Preferred Stock outstanding.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under SEC rules, stockholders intending to present a proposal at the Annual Meeting in 2011 and have it included in our proxy statement must submit the proposal in writing to Secretary, New Frontier Energy, Inc., 1801 Broadway, Suite 920, Denver, CO 80202. We must receive the proposal no later than 120 days before the date of our meeting.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors

Exhibit A:

Articles of Amendment
To the Articles of Incorporation
New Frontier Energy, Inc.

Pursuant to Section 7–106–102 of the Colorado Business Corporation Act

The undersigned, Samyak Veera and Roger V Davidson, do hereby certify that:

1.	They are the President and Secretary, respectively, of New Frontier Energy, Inc., a Colorado corporation (the “Corporation”).

2.
The following Amendment to the Articles of Incorporation was approved by the Board of Directors of the Corporation and submitted to the shareholders for approval. Votes representing more than a majority of the shares issued and outstanding were voted in favor of the Amendment and it is therefore approved.

The Articles of Incorporation of the Corporation are hereby amended by adding a new Section 4 to Article VII as follows:

Section 4. Shareholder Action Without a Meeting.  Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent (or counterparts thereof) in writing, setting forth the action so taken, shall be signed by Shareholders sufficient to carry the action if it had been voted on at a meeting of the Shareholders. Such consent shall have the same force and effect as a vote of the Shareholders, and may be stated as such in any articles or document filed with the Secretary of State of Colorado.  Action taken under this Section is effective as of the date the last writing necessary to effect the action is received by the Corporation, unless all the writings specify a different effective date, in which case the last date shall be the effective date for such action.  Any Shareholder who has signed a writing describing and consenting to action taken pursuant to this Section may revoke such consent by a writing signed by the Shareholder describing the action and stating that the Shareholder’s prior consent is revoked, if such writing is received by the Corporation before the effectiveness of the action.  If any consent is not signed by every Shareholder, a copy of it shall be mailed or delivered to the Shareholders who have not signed it within 10 days.  Failure to give such notice, however, shall not negate or impair the action taken.